Exhibit 99.1
BEAUTYHEALTH APPOINTS BLUEMERCURY FOUNDER MARLA BECK TO BOARD OF DIRECTORS

LONG BEACH, Calif., June 6, 2022—The Beauty Health Company (NASDAQ:SKIN), the breakthrough category creator at the intersection of traditional beauty and aesthetics with its flagship HydraFacial brand, today announced the appointment of Marla Beck to its Board of Directors. The Bluemercury founder will join the Board effective immediately.

A serial entrepreneur and visionary brand-builder, Ms. Beck has deep experience leading rapid growth-stage companies. As founder and former CEO of Bluemercury, the disruptive omnichannel beauty retailer founded in 1999 and acquired by Macy’s in 2015, Ms. Beck has a track record of building enduring and authentic brands and delivering value.

Ms. Beck has been recognized for her entrepreneurial success and leadership in business; she was an Ernst and Young Entrepreneur of the Year National Finalist in 2015 and one of Goldman Sachs’ 100 Most Intriguing Entrepreneurs in 2014. Today, Ms. Beck serves on the Advisory Board of Harvard Business School’s Rock Center for Entrepreneurship and the Center for Public Leadership Advisory Board at Harvard’s Kennedy School of Government.

BeautyHealth Executive Chairman Brent Saunders said: “Marla’s visionary leadership has been transformational for the beauty and retail industries. She adds a tremendous new viewpoint to our Board, as BeautyHealth continues its mission to reinvent consumers’ relationship with their skin and self-confidence. We all look forward to working closely with Marla as we forge this new category and accelerate the growth of BeautyHealth.”

Ms. Beck’s appointment adds a new seat to the BeautyHealth Board.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company focused on delivering beauty health experiences by reinventing our consumer’s relationship with their skin, their bodies and their self-confidence. Our flagship brand, HydraFacial, created the category of hydradermabrasion by using a patented Vortex-Fusion Delivery System to cleanse, peel, exfoliate, extract, infuse, and hydrate the skin with proprietary solutions and serums. HydraFacial provides a non-invasive and approachable experience with a powerful community of aestheticians, consumers and partners, bridging medical aesthetics to beauty to democratize and personalize skin care solutions across ages, genders, skin tones, and skin types. HydraFacial is available in over 90 countries with an install base of more than 21,000 Delivery Systems providing millions of experiences to consumers each year. Find a local HydraFacial at https://hydrafacial.com/find-a-provider/. For more information, visit www.beautyhealth.com.

Contact:
The One Nine Three Group | Kurt.Hopfenspirger@the193.com

Source: BeautyHealth
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